UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Completion of Convertible Senior Notes Offering

On March 19, 2012, Medivation, Inc. completed its registered underwritten public offering of $258.75 million aggregate principal amount of its 2.625% convertible senior notes due 2017 (such notes, the “Notes,” and such offering, the “Offering”) pursuant to the underwriting agreement with Citigroup Global Markets Inc., as the representative of the several underwriters, described in Item 8.01 below.

The Notes sold in the Offering include $33.75 million aggregate principal amount of Notes sold to the underwriters pursuant to their 30-day option to purchase Notes to cover over-allotments, which was exercised in full on March 15, 2012.

The Notes were offered and sold in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on March 12, 2012, which was effective upon filing (Registration No. 333-180042), including the prospectus supplement filed by Medivation with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act dated March 12, 2012, to the prospectus contained in the Registration Statement, dated March 12, 2012.

Base Indenture and Supplemental Indenture

Medivation issued the Notes under an indenture, dated as of March 19, 2012 (the “Base Indenture”), between Medivation and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of March 19, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between Medivation and the Trustee.

The Notes will mature on April 1, 2017 (the “Maturity Date”), unless earlier converted, redeemed or repurchased by Medivation or converted. The Notes will be general senior unsecured obligations of Medivation and will rank senior in right of payment to any of Medivation’s future indebtedness that is expressly subordinated in right of payment to the Notes, equal in right of payment to any of Medivation’s future indebtedness and other liabilities of Medivation that are not so subordinated, junior in right of payment to any of Medivation’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all future indebtedness incurred by Medivation’s subsidiaries and their other liabilities (including trade payables).

The Notes will bear interest at a rate of 2.625% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2012. Prior to April 6, 2015, the Notes are not redeemable. On or after April 6, 2015, Medivation may redeem for cash all or a part of the Notes if the closing sale price of its common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day preceding the date it provides notice of the redemption exceeds 130% of the conversion price in effect on each such trading day, subject to certain conditions. The redemption price will equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If a Fundamental Change (as defined in the Indenture) occurs prior to the maturity date, holders may require Medivation to purchase for cash all or any portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Holders may convert their Notes prior to the close of business on the business day immediately preceding January 1, 2017 only upon the occurrence of certain circumstances. On or after January 1, 2017 until the close of business on the second trading day immediately preceding the maturity date, holders may surrender their Notes for conversion at any time. Upon conversion, Medivation will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The initial conversion rate of 9.7586 shares of common stock per $1,000 principal amount of Notes is equivalent to a conversion price of approximately $102.47 per share of common stock, which is approximately 43.5% higher than the closing price of Medivation’s stock on March 13, 2012. The conversion rate is subject to adjustment in certain events, such as distributions of dividends and stock splits. In addition, upon a Make-Whole Adjustment Event (as defined in the Indenture), Medivation will, under certain circumstances, increase the applicable conversion rate for a holder that elects to convert its Notes in connection with such Make-Whole Adjustment Event.

The Indenture provides that an Event of Default (as defined in the Indenture) will occur if: (a) Medivation fails to pay the principal of any Note when due; (b) Medivation fails to pay or deliver, as the case may be, the conversion obligation owing upon conversion of any Note (including any additional shares or cash in lieu thereof) within five calendar days; (c) Medivation fails to pay any interest on any Note when due, and such failure continues for 30 days; (d) Medivation fails to pay the fundamental change purchase price or redemption price of any Note when due; (e) Medivation fails to provide timely notice of a specified corporate transaction, a Fundamental Change or a Make-Whole Adjustment Event in accordance with the terms of the Indenture; (f) Medivation fails for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture; (g) any indebtedness for money borrowed by, or any other payment obligation of, Medivation or any of its Significant Subsidiaries (as defined in the Indenture), in an outstanding principal amount, individually or in the aggregate, in excess of $40 million is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 days after such due date or acceleration, as the case may be; (h) Medivation fails or any of its Significant Subsidiaries fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $40 million, if the judgments are not paid, discharged or stayed within 30 dayscertain events of bankruptcy, insolvency, or reorganization of Medivation or any Significant Subsidiary occur; or (i) certain events of bankruptcy, insolvency, or reorganization of Medivation or any Significant Subsidiary occur.

If certain bankruptcy and insolvency-related Events of Defaults occur, the principal of, and accrued and unpaid interest on, all of the then outstanding Notes shall automatically become due and payable. If an Event of Default other than certain bankruptcy and insolvency-related Events of Defaults occurs and is continuing, the Trustee by notice to Medivation or the holders of the Notes of at least 25% in principal amount of the outstanding Notes by notice to Medivation and the Trustee, may declare the principal of, and accrued and unpaid interest on, all of the then outstanding Notes to be due and payable. Notwithstanding the foregoing, the Indenture provides that, to the extent Medivation elects, the sole remedy for an Event of Default relating to certain failures by Medivation to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The indenture provides that Medivation shall not consolidate with or merge with or into another person, or sell, convey, transfer or lease all or substantially all of its consolidated properties and assets to, another person, unless (a) the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of Medivation’s obligations under the Notes and the Indenture; and (b) immediately after giving effect to the transaction, no default or Event of Default shall have occurred and be continuing.

A copy of the Base Indenture is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference. A copy of the Supplemental Indenture, including the form of Note, is filed as Exhibit 4.2 to this Current Report and is incorporated herein by reference. The description of the Notes and the Indenture in this Current Report is a summary and is qualified in its entirety by the terms of the Indenture and the form of Note included therein. The Base Indenture, the Supplemental Indenture and the Form of Note are also filed with reference to, and are hereby incorporated by reference into, the Registration Statement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On March 13, 2012, Medivation, Inc. entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., as the representative of the several underwriters (the “Underwriters”), pursuant to which Medivation agreed to sell $225.0 million aggregate principal amount of 2.625% Convertible Senior Notes due 2017 and, at the option of the Underwriters, up to an additional $33,750,000 million aggregate principal amount of 2.625% Convertible Senior Notes due 2017.

The Underwriting Agreement includes customary representations, warranties and covenants. Under the terms of the Underwriting Agreement, Medivation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 1.1 and incorporated herein by reference.

Medivation estimates that net proceeds from the offering will be approximately $250.3 million, after deducting the underwriters’ discounts and estimated transaction expenses associated with the offering payable by Medivation. Medivation expects to use the net proceeds for working capital, including the further development and potential commercialization of its product candidates, and other general corporate purposes. Medivation may also use a portion of the net proceeds to invest in complementary products, technologies or businesses. Pending these uses, Medivation intends to invest the net proceeds from the offering primarily in investment-grade, interest-bearing instruments.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 13, 2012, by and between Medivation, Inc., and Citigroup Global Markets Inc., as the representative of the several underwriters.

4.1	Indenture, dated March 19, 2012, between Medivation, Inc. and Wells Fargo Bank, National Association, as Trustee.

4.2	First Supplemental Indenture, dated March 19, 2012, between Medivation, Inc. and Wells Fargo Bank, National Association, as Trustee (including the form of 2.625% convertible senior note due 2017).

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: March 19, 2012	By:	/s/ C. Patrick Machado
C. Patrick Machado
Chief Business Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 13, 2012, by and between Medivation, Inc., and Citigroup Global Markets Inc., as the representative of the several underwriters.

4.1	Indenture, dated March 19, 2012, between Medivation, Inc. and Wells Fargo Bank, National Association, as Trustee.

4.2	First Supplemental Indenture, dated March 19, 2012, between Medivation, Inc. and Wells Fargo Bank, National Association, as Trustee (including the form of 2.625% convertible senior note due 2017).

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)